Exhibit 10.6

[US LEC Corp. Letterhead]

August 11, 2006

Aaron Cowell

President and Chief Executive Officer

c/o US LEC Corp.

Morrocroft III

6801 Morrison Blvd.

Charlotte, North Carolina 28211

Dear Aaron:

Once executed by both parties, this letter agreement (this “Letter Agreement”) will constitute an agreement between US LEC Corp. (the “Company”) and you with respect to certain payments and benefits that may become payable to you in connection with a Change in Control (as defined in Section 1). For purposes of this Letter Agreement, the “Effective Date” shall be the date first set forth above.

1. Certain Definitions

For purposes of this Agreement:

“Cause” means (1) your willful action or omission resulting in a material adverse effect to the Company and its affiliates, whether monetary or otherwise; (2) your substantial failure to perform your duties with the Company, other than a failure resulting from physical or mental illness; (3) your violation of any of the restrictive covenants contained in Section 5 during employment; (4) your conviction for the commission of any felony; or (5) your commission of any act of fraud in connection with your employment with the Company and its affiliates;

“Change in Control” means the first of the following events to occur after the Effective Date: (1) consummation of a merger or other business combination involving the Company, as a result of which either (a) the Company’s shareholders immediately prior to such business combination hold, immediately following such business combination, less than 50% of the voting power of the Company (or a successor or parent company) or (b) the members of the Company’s board of directors at the time of execution of the definitive agreement with respect to such business combination do not, immediately following such business combination, constitute at least a majority of the membership of the board of directors of the Company (or a successor or parent company); or (2) consummation of a sale or other disposition of all or substantially all of the Company’s assets.

Aaron Cowell — 2

August 11, 2006

“Closing Date” means the date on which a Change in Control occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constructive Termination” means, without your prior written consent, in each case as compared to that in effect immediately prior to the Effective Date: (1) a material adverse change in your duties or authorities (as such duties or authorities may thereafter be increased); (2) a reduction in base salary or incentive opportunities (as such base salary or incentive opportunities may thereafter be increased), provided, however, that a reduction in your base salary of less than 10% in connection with a diminution in duties and authorities which does not rise to the level of a Constructive Termination under subsection (1) of this definition shall not be deemed a Constructive Termination; or (3) the relocation of your principal place of employment more than 50 miles;

“Pendency of a Change in Control” means the period commencing upon the execution of a definitive agreement, consummation of which would constitute a Change in Control, and ending on the earlier to occur of (1) the date of such Change in Control and (2) the termination of such agreement;

“Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its affiliates; and

“Termination Date” means the effective date of the termination of your employment with the Company and its affiliates.

2. Release

In consideration for the severance and other benefits provided to you under this Letter Agreement, you hereby agree to execute the Waiver and Release of Claims Agreement annexed hereto as Addendum A (the “Release”). You shall not be eligible to receive any payments or other benefits under this Letter Agreement unless you first execute the Release and do not revoke such Release within the time permitted therein for such revocation.

3. Retention Bonus

You will be entitled to receive a retention bonus on the 60th day following the Closing Date if (a) you are employed by the Company and its affiliates on the Closing Date or (b) if your employment has been terminated during the Pendency of a Change in Control either (i) by the Company without Cause or (ii) because of a Constructive Termination. Your retention bonus will be equal to 50% of your highest annual base salary in effect during the Pendency of a Change in Control.

Aaron Cowell — 3

August 11, 2006

4. 2006 Bonus

Subject to the next succeeding sentence of this Section 4, if your employment with the Company and its affiliates is terminated as described in Section 5 prior to the date (the “Bonus Payment Date”) on which your bonus (if any) would be paid for the Company’s 2006 fiscal year in the normal course of business under your bonus arrangement with the Company (your “2006 Bonus Plan”), you shall be entitled to payment of your bonus under your 2006 Bonus Plan (if any) as though you had remained employed by the Company and its affiliates on the Bonus Payment Date. If prior to the Bonus Payment Date, the Company determines in good faith that you have violated any of the restrictive covenants in Section 8(a), 8(b) or 8(c), your rights to payment under this Section 4 shall be forfeited immediately.

5. Qualifying Termination of Employment

If your employment with the Company and its affiliates is terminated (a) during the Pendency of a Change in Control or (b) during the period commencing on the Closing Date and ending on the date that is 18 months following such Closing Date, either (i) by the Company or its affiliates without Cause or (ii) by you as the result of a Constructive Termination, you will be entitled to the payments and benefits outlined in Sections 6 and 7(a), subject to the terms and conditions outlined in this Letter Agreement.

6. Severance Benefits

If your employment with the Company and its affiliates is terminated as described in Section 5, then subject to your satisfaction of the requirements of this Letter Agreement, you will be entitled to the following severance benefits:

(a)	Severance Pay. You will be entitled to receive severance pay in an aggregate amount equal to $1,260,000, which is two times the sum of (1) your current base salary plus (2) your bonus for fiscal year 2005. Subject to Section 6(c), your severance pay will be paid over the two-year period following the Termination Date, as follows: (i) on the payroll date (the “Delayed Payment Date”) next following the expiration of six months from the Termination Date, you will receive the sum of $315,000; and (ii) on each subsequent payroll date, you will receive a portion of the remaining $945,000, the payments under this clause (ii) being substantially equivalent and generally made consistent with the Company’s normal payroll cycles, but no less frequently than monthly.

(b)	Benefits Continuation. You and your eligible dependents shall be entitled to your “continuation coverage” within the meaning of section 4980B of the Code, commencing on the Termination Date, at the same rates for which you were eligible immediately prior to the Termination Date, for so long as you are entitled to such continuation coverage; provided, however, that if you become eligible for group health and dental benefits under plans maintained by a subsequent employer and such subsequent employment does not constitute a violation of the restrictive covenant contained in Section 8(b), the benefits provided under this Section 6(b) shall be secondary to the benefits provided by such subsequent employer.

Aaron Cowell — 4

August 11, 2006

(c)	Earlier Termination of Benefits. Notwithstanding any other provision of this Letter Agreement, the Company’s obligation to pay or provide the severance payments and benefits provided under this Section 6 shall terminate as of the date on which the Company determines in good faith that you have violated any of the restrictive covenants contained in Section 8(a), 8(b) or 8(c).

7. Stock Options

(a)	Vesting Upon Qualifying Termination. If your employment with the Company and its affiliates is terminated as described in Section 5, then subject to your satisfaction of the terms of this Letter Agreement, any stock options granted to you under the US LEC Corp. 1998 Omnibus Stock Plan, as amended, and held by you on the Termination Date (“Options”) which have not previously vested shall become immediately vested and exercisable as of the Termination Date. Following the Termination Date, you may exercise vested Options until the later of (i) the date on which the Options would have expired following the Termination Date (without giving effect to this Letter Agreement) and (ii) the earlier of (A) the date that is 18 months after the Closing Date or (B) the latest date to which exercise of the Options can be extended without being treated as an “extension” for purposes of section 409A of the Code; provided, however, that in no event shall any Option be exercisable following its normal expiration date.

(b)	Forfeiture of Vested Options. If, during the one-year period immediately following the Termination Date, the Company determines in good faith that you have violated any of the restrictive covenants in Section 8(a), (b), or (c), all of your remaining outstanding Options which became vested pursuant to Section 7(a) shall be forfeited and cancelled immediately.

(c)	Vesting With Continued Employment. If you continue to be employed by the Company and its affiliates on the date that is 18 months after a Change in Control, any Options which have not previously vested shall become immediately vested and exercisable as of that date.

8.	Restrictive Covenants

(a)	Confidentiality. During your employment with the Company and its affiliates and thereafter, you shall not disclose to any Person (except as required by applicable law), or use for your own benefit or gain, any Confidential Information obtained by you incident to your employment or other association with the Company or any of its affiliates. For purposes of this Letter Agreement, references to the “Company and its affiliates” shall also include any successors to the Company’s business.

Aaron Cowell — 5

August 11, 2006

“Confidential Information” means any and all information of the Company and its affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, not publicly known, which, if disclosed by the Company or its affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its affiliates, (ii) all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its affiliates, together with all services provided or planned by the Company or any of its affiliates, during the Participant’s employment, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its affiliates, (iv) the identity and special needs of the customers of the Company and its affiliates and (v) the people and organizations with whom the Company and its affiliates have business relationships and those relationships. Confidential Information also includes comparable information that the Company or any of its affiliates has received belonging to others or which was received by the Company or any of its affiliates with any understanding that it would not be disclosed.

Notwithstanding anything herein to the contrary, the term “Confidential Information” shall not include information that: (i) becomes subsequently available to you on a non-confidential basis from a source not known or reasonably suspected by you to be bound by a confidentiality agreement or secrecy obligation owed to the Company; (ii) is or becomes generally available to the public other than as a result of a breach of this Section 8(a) by you; or (iii) is independently developed by you without use, directly or indirectly, of Confidential Information. If only a portion of the Confidential Information falls under one of the foregoing exceptions, then only that portion shall not be deemed Confidential Information.

In the event that you are requested or required, pursuant to any applicable court order, administrative order, statute, regulation or other official order by any government or any agency or department thereof, to disclose any Confidential Information, you shall (i) provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; and (ii) reasonably cooperate with the Company to obtain such protective order or other remedy. In the event such protective order or other remedy is not obtained and the Company fails to waive compliance with the relevant provisions of this Agreement, you agree to (a) furnish only that portion of the Confidential Information that you are advised by your legal counsel in writing that you are legally required to disclose, (b) upon the Company’s request and expense, use your reasonable efforts to obtain assurances that confidential treatment will be accorded to such information, and (c) give the Company prior written notice of the Confidential Information to be disclosed as far in advance of your disclosure as is reasonably practicable.

Aaron Cowell — 6

August 11, 2006

(b)	Non-competition. You shall not, during your employment with the Company and its affiliates and, in the event your employment is terminated as described in Section 5, for a period of two years following the Termination Date, engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 5% of the outstanding stock of a publicly held company so long as you do not participate in the conduct of the business of such corporation) that develops, manufactures or sells any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company and its affiliates in any geographic area in which the Company and its affiliates are operating at the Termination Date.

(c)	Non-solicitation. You shall not, during your employment with the Company and its affiliates and for a period of two years following the Termination Date, directly or indirectly, (i) hire or attempt to hire any employee of the Company or any of its affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its affiliates, except (A) with the prior written consent of the Company, (B) insofar as such employee responds to a bona fide public job advertisement of general circulation made by you (whether posted on a public site on the Internet or in a newspaper, magazine or other publication), (C) if such employee initiates contact regarding employment with you without any direct or indirect solicitation by you, or (D) if such employee has been terminated by the Company and its affiliates prior to the commencement of employment discussions between such employee and you, or (ii) solicit or encourage any customer or vendor of the Company or any of its affiliates to terminate its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its affiliates.

(d)	Non-disparagement. You shall not, during your employment with the Company and its affiliates and for a period of two years following the Termination Date, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Letter Agreement shall preclude you from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

(e)	Cooperation. You shall, during your employment with the Company and its affiliates and for a period of two years following the Termination Date, cooperate with the Company by being reasonably available to testify on behalf of the

Aaron Cowell — 7

August 11, 2006

Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any of its affiliates in any such action, suit or proceeding, by providing information and meeting and consulting with the Board of Directors of the Company or the board of directors of any of its affiliates or their respective representatives or counsel, or representatives or counsel to the Company or any of its affiliates as reasonably requested.

(f)	In the event that any provision of this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

9. Injunctive Relief; Remedies

You acknowledge by accepting the benefits under this Letter Agreement that any breach or threatened breach by you of any term of Section 8 of this Letter Agreement cannot be remedied solely by the recovery of damages or the withholding of benefits and the Company will therefore be entitled to an injunction against such breach or threatened breach without posting any bond or other security. Nothing herein, however, will prohibit the Company or any of its affiliates from pursuing, in connection with an injunction or otherwise, any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

10. Miscellaneous

(a)	Death or Disability. In the event that you die or become disabled (within the meaning of the Company’s long-term disability plan) prior to the receipt of all payments and benefits which become payable under this Letter Agreement, any unpaid balance will be paid in a lump sum to you or, if applicable, the executor or administrator of your estate or to a properly qualified personal representative.

(b)	Withholding. The Company shall be entitled to withhold from amounts to be paid to you under this Letter Agreement any federal, state or local withholding or other taxes which it is from time to time required to withhold.

(c)	Section 409A of the Code. The parties agree that to the extent an arrangement described in this Letter Agreement fails to qualify for exemption from or satisfy the requirements of section 409A of the Code, the affected arrangement may be operated in compliance with such section pending amendment to so comply.

(d)	Unenforceability. If any portion of this Letter Agreement is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law. The parties intend and desire that each portion of this Letter Agreement be given the maximum possible effect allowed by law.

Aaron Cowell —8

August 11, 2006

(e)	Headings. The heading of the several sections of this Letter Agreement have been prepared for convenience and reference only and shall not control, affect the meaning, or be taken as the interpretation of any provision of this Letter Agreement.

(f)	Successors; Binding Agreement. This Letter Agreement will inure to the benefit of and be binding upon the parties’ personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(g)	Applicable Law. This Letter Agreement, and its interpretation and application, will be governed and controlled by the laws of the State of Delaware, applicable as though to a contract made in Delaware by residents of Delaware and wholly to be performed in Delaware without giving effect to principles of conflicts of law.

(h)	Amendment. This Letter Agreement may not be changed, modified, or amended, except in a writing signed by both you and the Company.

11. No Termination of Employment

Notwithstanding anything to the contrary contained in this Letter Agreement, the Company agrees not to terminate your employment (except for Cause) prior to December 3, 2006.

Aaron Cowell — 9

August 11, 2006

Your signature below means that:

(i)	You have had ample opportunity to discuss the terms and conditions of this Letter Agreement with an attorney and/or financial advisor of your choice and as a result fully understand its terms and conditions; and

(ii)	You accept the terms and conditions set forth in this Letter Agreement; and

(iii)	This Letter Agreement supersedes and replaces any and all agreements or understandings, whether written or oral, that you may have with the Company concerning your termination of employment and any other separation, termination, retirement or compensation arrangement.

If you find the foregoing acceptable, please sign your name on the signature line provided below. Once this Letter Agreement is executed, please return it directly to my attention. Should you have any questions regarding this Letter Agreement or any of the terms hereof, now or in the future, please contact [            ].

Very truly yours,

US LEC CORP.

By:

I accept the terms and conditions of this Letter Agreement.

Signed:
Aaron Cowell

Dated:

ADDENDUM A

WAIVER AND RELEASE OF CLAIMS AGREEMENT

I HAVE BEEN ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

I UNDERSTAND THAT I HAVE [FORTY-FIVE] [TWENTY-ONE] DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT.

AFTER SIGNING THIS AGREEMENT, I UNDERSTAND THAT I HAVE ANOTHER SEVEN DAYS IN WHICH TO REVOKE IT, AND IT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN DAYS HAVE ENDED.

In consideration of, and subject to, the payments to be made to me by US LEC Corp. (“US LEC Corp.” or the “Company”) or any of its subsidiaries or affiliates, pursuant to the Letter Agreement dated as of August 11, 2006 between US LEC Corp. and me (the “Letter Agreement”), which I acknowledge that I would not otherwise be entitled to receive, I hereby waive any claims I may have for employment or re-employment by the Company or any subsidiary or affiliate thereof after the date hereof, and I further agree to and do release and forever discharge the Company or any subsidiary or affiliate of the Company and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Company or any subsidiary or affiliate of the Company or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, any State’s Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981-1988 of Title 42 of the U.S. Code, Older Workers’ Benefit Protection Act, Family and Medical Leave Act, the Fair Labor Standards Act, any State’s Wage Payment and Collection laws, the Age Discrimination in Employment Act of 1967, the Pregnancy Discrimination Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), all as amended. Should I decide to file any charge or legal claim against the Company, I agree to waive my right to recover any damages or other relief awarded to me which arises out of any such charge or legal claim made by me against the Company.

Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims Agreement shall adversely affect (i) my rights under the Letter Agreement; (ii) my rights to vested benefits (other than severance benefits) under any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of the Company or any subsidiary or affiliate of the Company; or (iii) my rights to indemnification under any indemnification agreement, applicable law and the certificates of incorporation and bylaws of the Company and any subsidiary of the Company, and my rights under any director’s and officer’s liability insurance policy covering me.

I acknowledge that I have signed this Waiver and Release of Claims Agreement voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations, written or oral, have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Company’s acknowledgment of my rights reserved under the preceding paragraph above.

I acknowledge that I have been given not less than [forty-five (45)] [twenty-one (21)] days to review and consider this Waiver and Release of Claims Agreement, and that I have had the opportunity to consult with an attorney or other advisor of my choice and have been advised by the Company to do so if I choose. I may revoke this Waiver and Release of Claims Agreement seven days or less after its execution by providing written notice to the [Vice-President of Human Resources] at the Company’s corporate headquarters (or some other designee).

Finally, I acknowledge that I have carefully read this Waiver and Release of Claims Agreement and understand all of its terms. This is the entire Agreement between the parties and is legally binding and enforceable.

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This Waiver and Release of Claims Agreement shall be governed and interpreted under federal law and the laws of the State of Delaware.

I knowingly and voluntarily sign this Waiver and Release of Claims Agreement and agree to be bound by its terms.

Date Delivered to Aaron Cowell:	US LEC CORP.

Date Signed by Aaron Cowell:	By:

Title:

Seven-Day Revocation Period Ends:

Signed:	Date:

Aaron Cowell

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